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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-63100, No. 333-102047, and No. 333-160384 of Rockwell Collins, Inc. on Form S-8 of our report dated June 29, 2011, relating to the financial statements and financial statement schedule of Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees, appearing in this Annual Report on Form 11-K of Rockwell Collins Retirement Saving Plan for Bargaining Unit Employees for the year ended December 31, 2010.

Chicago, Illinois
June 29, 2011

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Deloitte Touche Tohmatsu